Exhibit 99.1

For Immediate Release June 20, 2011	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR NAMES FORMER DISNEY EXECUTIVE MATTHEW A. OUIMET PRESIDENT OF THE COMPANY

•	Ouimet brings deep amusement park and resort industry experience and a rich understanding of financial, operational and brand management to this leadership role

•	Ouimet will succeed CEO Dick Kinzel on January 3, 2012, as part of Company’s CEO succession planning process

SANDUSKY, OHIO, June 20, 2011 – Cedar Fair Entertainment Company (NYSE: FUN) today announced that Matthew A. Ouimet has been named president of the Company, effective immediately. Ouimet, 53, will succeed Dick Kinzel, 70, as chief executive officer, who will retire upon the expiration of his contract on January 3, 2012. Today’s action is in line with Cedar Fair’s previously announced CEO succession planning process.

Ouimet is a 20 year veteran of the amusement park and hospitality industry, of which 17 years were spent with the Walt Disney Company (“Disney”). During his tenure with the global entertainment conglomerate, he had the opportunity to work in a wide range of business lines with increasing levels of responsibility. Highlights of his tenure at Disney include serving as:

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Senior vice president, finance and business development, and chief financial officer of the Disney Development Company, in which he was responsible for the financial management of Disney’s resort, theme park and corporate real estate projects in California, Florida and France;

•	Executive general manager of Disney Vacation Club, where, through expanded marketing and sales initiatives, Disney established itself as a major competitor in the timeshare industry;

•	President of Disney Cruise Line, where his team built the most successful family cruise product in the industry;

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President of the Disneyland Resort, where he and his team developed and implemented a comprehensive strategic plan that resulted in significantly improved and sustained performance for Disneyland’s 50th anniversary and beyond.

In 2006, Ouimet was recruited to serve as the President of Starwood Hotels & Resorts, overseeing 900 owned, managed and franchised hotel properties in 95 countries. In this capacity, in support of brand-driven pricing premiums, he drove an operational focus on delivering a guest experience consistent with the characteristics of each of Starwood’s hotel brands, including St Regis, Westin, Sheraton, W Hotels and five other brands. In 2008, Ouimet joined Corinthian Colleges, a $2 billion, publicly-held, post-secondary education company which operates in the U.S. and Canada. As President and Chief Operating Officer, Ouimet championed executive talent development and the expansion of management and systems infrastructure to support rapid growth in the student population and expanded regulatory complexity.

“Without question, Matt is the right leader to join Cedar Fair now as it builds momentum on its renewed path of sustained, profitable growth in 2011 and beyond,” said C. Thomas (“Tom”) Harvie, independent chairman. “Throughout his career, Matt has proven to be a critical thinker and effective business strategist with an enviable track record for identifying growth opportunities within existing businesses in the amusement park and resort industry. His broad and diverse background in resort development, finance, marketing and operations will allow him to integrate quickly into Cedar Fair.

“While our thorough search process with the assistance of the executive search firm Korn/Ferry International enabled us to meet with and consider many extremely qualified candidates, the Board agreed that Matt stood out from the rest due to his strategic business mindset and his natural and engaging leadership style,” said Harvie.

“Matt is an impressive business and operational executive whose character and values will be a great complement to the strong Cedar Fair culture,” said Dick Kinzel, chief executive officer. “I look forward to working with him over the coming months to ensure a seamless leadership transition.”

Ouimet currently serves on the Board of Collective Brands, Inc., a $3.4 billion global enterprise encompassing the internationally recognized footwear brands of Payless, Sperry Top-Sider, Stride Rite and Saucony, where he serves as a financial expert on the audit and finance committee. He earned a Bachelor of Science degree majoring in accounting from State University of New York at Binghamton.

“I am thrilled to join this successful Cedar Fair leadership team. I am particularly pleased to have the opportunity to work closely with Dick Kinzel and to continue to build on his legacy in years to come,” said Matt Ouimet. “Cedar Fair is a wonderful company – its properties are vibrant and extremely well-run, its reputation is superb, and the record-setting 2010 performance has put us on a path to deliver the positive financial results Cedar Fair has long been known for. I am truly honored to have this opportunity and sincerely thank the Board for entrusting me with this critical leadership role at this pivotal point in Cedar Fair’s evolution.”

“On behalf of the Board, the management team and all of our colleagues past and present, I would like to thank Dick Kinzel for his unparalleled vision, passion and selfless dedication to Cedar Fair over the years,” said Harvie. “Without Dick, Cedar Fair would not have the opportunities or the growth potential it has today. He has been the heart and soul of this organization for many, many years and, while he can be succeeded, he can never be replaced. We wish Dick and his wonderful family all the very best as he moves into his well-deserved retirement at the end of the year.”

Kinzel began his career in the amusement park industry at Cedar Point in 1972. In 1986, he was named president and chief executive officer of Cedar Fair, L.P., the parent company of the parks, which was listed on The New York Stock Exchange (NYSE: FUN) in 1987. Kinzel also served as chairman of the Board from 2003 to 2010.

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls, and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

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